Exhibit 99.1

Press Release
June 22, 2015

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides Second Quarter 2015 Earnings Guidance and Announces Second Quarter Cash Dividend

FORT WAYNE, INDIANA, June 22, 2015 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today, the company provided second quarter 2015 adjusted earnings guidance in the range of $0.20 to $0.24 per diluted share, excluding the following items:

•                  Approximately $29 million, or $0.07 per diluted share, of expenses associated with the company’s Minnesota Operations, including severance costs and non-cash inventory valuation adjustments related to idling these operations, and

•                  Approximately $9 million, or $0.02 per diluted share, of reduced earnings related to a furnace maintenance outage at Iron Dynamics that generally is required once every five years.

Estimated second quarter adjusted earnings are higher than sequential first quarter 2015 adjusted earnings of $0.17 per diluted share and lower than prior-year second quarter earnings of $0.31 per diluted share.  Including the above items, earnings guidance for the second quarter 2015 is in the range of $0.11 to $0.15 per diluted share.

Profitability from the company’s steel operations for the second quarter 2015 is expected to be similar in comparison to the sequential first quarter 2015 results.  Improved second quarter 2015 shipments will be offset by unexpected metal margin compression, driven by steel imports remaining much higher than originally anticipated, resulting in average quarterly steel prices decreasing more than average quarterly scrap prices.  The benefit of reduced scrap pricing was realized in the second quarter; but, the continued flood of steel imports thus far in 2015 continued to pressure steel product pricing to a greater degree.  However, steel pricing has recently begun to stabilize and domestic steel demand remains solid.

Continued demand for the company’s fabricated steel joist and decking products indicates the non-residential construction market is continuing a positive trend.  Second quarter 2015 profitability from the company’s fabrication operations is expected to be higher than near-record sequential first quarter 2015 results.

Metals recycling financial results are also expected to be higher for the second quarter 2015, compared to the sequential first quarter, based on both increased shipments and metal margin, as pricing volatility subsided.

Dividends

The company’s board of directors has declared a quarterly cash dividend of $0.1375 per common share.  The dividend is payable to shareholders of record at the close of business on June 30, 2015, and is payable on or about July 10, 2015.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.8 billion in 2014, approximately 7,600 employees, and manufacturing facilities primarily located throughout the United States (including six steel mills, eight steel coating facilities, an iron production facility, approximately 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the nonresidential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500